FOR IMMEDIATE RELEASE

SEACOR HOLDINGS ANNOUNCES RESULTS FOR THE
SECOND QUARTER ENDED JUNE 30, 2019

Fort Lauderdale, FL, July 24, 2019. SEACOR Holdings Inc. (NYSE:CKH) (the “Company”) today announced its results for the quarter ended June 30, 2019:
•Net income attributable to stockholders was $14.6 million ($0.76 per diluted share) compared with $45.1 million ($2.14 per diluted share) for the quarter ended June 30, 2018, which benefited from a net gain of $42.6 million ($1.89 per diluted share) related to the sale of the Company's interest in Hawker Pacific Airservices.
•Operating income, excluding gains on asset dispositions, was $10.4 million, a $1.1 million decrease compared with the quarter ended June 30, 2018.
•“Cash Earnings” were $32.9 million compared with $2.3 million for the quarter ended June 30, 2018.
The Company uses the non-GAAP financial measures "Cash Earnings" and OIBDA in this release; a reconciliation to their closest U.S. GAAP measure is included in "Use of non-GAAP Financial Measures" in this release.
Charles Fabrikant, Executive Chairman, commented:
"The flooding on the U.S. Inland Waterways in the second quarter was historic in both duration and breadth of the river system that was affected. The lower Mississippi River at Baton Rouge, LA has been above flood stage since January and likely won't fall below flood stage until late August exceeding a record that dates to the 1920's. The immediate impact from the high water was a 26% reduction of exports through the center Gulf in the second quarter compared with a year ago. The effects will continue as corn production is expected to decline due to the delay in planting the current year crop. We have already seen a spike in corn and bean prices, which negatively impacts the export market further. The flooding also significantly impacted the upper Mississippi, Illinois and Arkansas rivers, as well as the St. Louis harbor, which was closed for 45 days. Our terminal and fleeting locations in St. Louis lost business and incurred additional costs to prepare and secure our facilities and assets to prevent damage or loss. At present, certain portions of our operations are beginning to return to "normal," however, I suspect we will be feeling the effects of the flooding for some time to come."
Operating Discussion
Ocean Transportation & Logistics Services - Operating income and OIBDA attributable to SEACOR (excluding our partner’s noncontrolling interests in SEA-Vista) were $16.1 million and $23.2 million in the current year quarter compared with $6.5 million and $14.9 million in the prior year quarter, respectively.
Operating income in the current year quarter benefited from an increase in harbor towing activities, container and project cargo activity between the U.S., the Bahamas and the Caribbean and lower dry-docking costs.
Inland Transportation & Logistics Services - Operating income (loss) and OIBDA were $(1.5) million and $4.2 million in the current year quarter compared with $2.1 million and $8.3 million in the prior year quarter, respectively. Operating income (loss) and OIBDA included gains on asset dispositions of $0.3 million and $0.5 million in the current year quarter and prior year quarter, respectively.
Operating results in the current year quarter were impacted by prolonged flooding throughout the U.S. Inland Waterways resulting in a severe disruption to bulk transportation activities. Dry-cargo barge pool revenues declined year over year but were offset by lower operating expenses, primarily towing costs. Flooding closed the St. Louis harbor for 45 days during the current year quarter and restricted activity at the Company's terminal and fleeting locations; the volumes handled by the Company's terminals in the St. Louis area were approximately 60% lower in the current year quarter compared with the prior year quarter.
Witt O’Brien’s - Operating income and OIBDA were $1.0 million and $1.2 million in the current year quarter compared with $4.6 million and $4.8 million in the preceding quarter, and $7.3 million and $7.8 million in the prior year quarter, respectively. Operating income in the current year quarter was impacted by lower revenues following the successful completion of certain major task orders related to long-term recovery programs in Texas and the U.S. Virgin Islands, and the conclusion of disaster response work for multiple city and county governments. Results were also impacted by a bad debt charge. The quarter also included increased administrative and general expenses necessary to support the significant growth following the 2017 hurricanes and development of a broader range of post-disaster services.
Capital Commitments - The Company’s capital commitments as of June 30, 2019 were $28.9 million, including the Company's interest in two foreign-flag rail ferries, two inland river towboats, other equipment and vessel and terminal improvements.
Liquidity and Debt - During the current year quarter, the Company repurchased $13.3 million in principal amount of its 3.0% Convertible Senior Notes for $13.1 million resulting in debt extinguishment losses of $0.5 million.
As of June 30, 2019, the Company’s balances of cash, cash equivalents, restricted cash, restricted cash equivalents, marketable securities and construction reserve funds totaled $183.3 million. Total outstanding debt was $312.7 million, including $77.9 million of SEA-Vista debt that is non-recourse to the Company. SEA-Vista is a consolidated joint venture with $100.0 million of borrowing capacity under its credit facility as of June 30, 2019.
During the preceding quarter ended March 31, 2019, the Company entered into a new $125.0 million revolving credit facility. As of June 30, 2019, the Company had no borrowings outstanding under this facility.
Adoption of New Accounting Standards. On January 1, 2019, the Company adopted Financial Accounting Standards Board (“FASB”) Topic 842, Leases (“Topic 842”). Upon adoption, the Company recorded operating lease right-of-use assets and lease liabilities of $174.6 million for certain of its equipment, office, real property and land leases. In addition, the Company recognized a cumulative-effect adjustment of $25.4 million, net of tax, to the opening balance of retained earnings primarily for previously deferred gains related to sale-leaseback transactions.
* * * * *
SEACOR Holdings Inc. (“SEACOR”) is a diversified holding company with interests in domestic and international transportation and logistics and risk management consultancy. SEACOR is publicly traded on the New York Stock Exchange (NYSE) under the symbol CKH.

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by management of the Company. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including risks relating to weakening demand for the Company’s services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels, increased government legislation and regulation of the Company’s businesses that could increase the cost of operations, increased competition if the Jones Act is repealed, liability, legal fees and costs in connection with the provision of emergency response services, decreased demand for the Company’s services as a result of declines in the global economy, declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, activity in foreign countries and changes in foreign political, military and economic conditions, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements related to Ocean Transportation & Logistics Services, decreased demand for Ocean Transportation & Logistics Services due to construction of additional refined petroleum product, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or a change in existing methods of delivery, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations and economic sanctions, the dependence of Ocean Transportation & Logistics Services and Inland Transportation & Logistics Services on several key customers, consolidation of the Company’s customer base, the ongoing need to replace aging vessels, industry fleet capacity, restrictions imposed by the Shipping Acts on the amount of foreign ownership of the Company’s Common Stock, operational risks of Ocean Transportation & Logistics Services and Inland Transportation & Logistics Services, effects of adverse weather conditions and seasonality, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, the effect of international economic and political factors on Inland Transportation & Logistics Services’ operations, the ability to realize anticipated benefits from acquisitions and other strategic transactions, adequacy of insurance coverage, the attraction and retention of qualified personnel by the Company, changes in U.S. and international trade policies and various other matters and factors, many of which are beyond the Company’s control as well as those discussed in Item 1A. (Risk Factors) of the Company’s Annual report on Form 10-K and other reports filed by the Company with the Securities and Exchange Commission (“SEC”). It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.
For additional information, contact Investor Relations at (954) 627-5278 or visit SEACOR’s website at www.seacorholdings.com.

SEACOR HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Operating Revenues	$197,023	$216,831	$406,547	$401,655
Costs and Expenses:
Operating	142,871	162,168	289,982	293,945
Administrative and general	26,714	24,311	53,460	50,106
Depreciation and amortization	17,009	18,844	34,145	38,453
	186,594	205,323	377,587	382,504
Gains on Asset Dispositions, Net	677	506	1,114	7,551
Operating Income	11,106	12,014	30,074	26,702
Other Income (Expense):
Interest income	1,885	2,179	3,785	4,035
Interest expense	(4,903)	(8,604)	(10,016)	(17,167)
Debt extinguishment losses, net	(503)	(5,407)	(1,296)	(5,449)
Marketable security gains (losses), net	13,284	782	16,352	(3,016)
Foreign currency gains (losses), net	(191)	(1,346)	214	344
Other, net	25	54,311	(619)	54,594
	9,597	41,915	8,420	33,341
Income Before Income Tax Expense and Equity in Earnings (Losses) of 50% or Less Owned Companies	20,703	53,929	38,494	60,043
Income Tax Expense	3,390	9,853	5,595	9,572
Income Before Equity in Earnings (Losses) of 50% or Less Owned Companies	17,313	44,076	32,899	50,471
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(312)	1,931	(2,830)	1,094
Net Income	17,001	46,007	30,069	51,565
Net Income Attributable to Noncontrolling Interests in Subsidiaries	2,448	881	7,783	5,798
Net Income Attributable to SEACOR Holdings Inc.	$14,553	$45,126	$22,286	$45,767

Basic Earnings Per Common Share of SEACOR Holdings Inc.	$0.80	$2.50	$1.22	$2.54

Diluted Earnings Per Common Share of SEACOR Holdings Inc.	$0.76	$2.14	$1.17	$2.32

Weighted Average Common Shares Outstanding:
Basic	18,288,879	18,076,944	18,260,876	18,023,752
Diluted	19,633,523	22,587,543	19,599,990	22,462,300

OIBDA(1)	$28,115	$30,858	$64,219	$65,155
OIBDA Attributable to SEACOR Holdings Inc.(1)	$21,905	$25,978	$48,901	$53,143
______________________
1.Non-GAAP Financial Measure. See explanation of use of non-GAAP financial measures included elsewhere in this release.

SEACOR HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands, except per share data, unaudited)

	Three Months Ended
	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018
Operating Revenues	$197,023	$209,524	$213,838	$220,257	$216,831
Costs and Expenses:
Operating	142,871	147,111	150,374	147,529	162,168
Administrative and general	26,714	26,746	26,718	26,083	24,311
Depreciation and amortization	17,009	17,136	17,510	18,616	18,844
	186,594	190,993	194,602	192,228	205,323
Gains on Asset Dispositions, Net	677	437	6,014	6,018	506
Operating Income	11,106	18,968	25,250	34,047	12,014
Other Income (Expense):
Interest income	1,885	1,900	2,245	2,450	2,179
Interest expense	(4,903)	(5,113)	(6,181)	(8,335)	(8,604)
Debt extinguishment losses, net	(503)	(793)	(6,017)	(160)	(5,407)
Marketable security gains (losses), net	13,284	3,068	(11,128)	1,713	782
Foreign currency gains (losses), net	(191)	405	(2,280)	(328)	(1,346)
Other, net	25	(644)	13	357	54,311
	9,597	(1,177)	(23,348)	(4,303)	41,915
Income Before Income Tax Expense (Benefit) and Equity in Earnings (Losses) of 50% or Less Owned Companies	20,703	17,791	1,902	29,744	53,929
Income Tax Expense (Benefit)	3,390	2,205	(4,519)	3,362	9,853
Income Before Equity in Earnings (Losses) of 50% or Less Owned Companies	17,313	15,586	6,421	26,382	44,076
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(312)	(2,518)	(1,987)	821	1,931
Net Income	17,001	13,068	4,434	27,203	46,007
Net Income attributable to Noncontrolling Interests in Subsidiaries	2,448	5,335	9,120	10,136	881
Net Income (Loss) attributable to SEACOR Holdings Inc.	$14,553	$7,733	$(4,686)	$17,067	$45,126

Basic Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$0.80	$0.42	$(0.26)	$0.94	$2.50

Diluted Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$0.76	$0.41	$(0.26)	$0.88	$2.14

Weighted Average Common Shares Outstanding:
Basic	18,289	18,233	18,165	18,108	18,077
Diluted	19,634	19,571	18,165	21,193	22,588
Common Shares Outstanding at Period End	18,550	18,528	18,330	18,243	18,224

OIBDA(1)	$28,115	$36,104	$42,760	$52,663	$30,858
OIBDA attributable to SEACOR Holdings Inc.(1)	$21,905	$26,996	$29,822	$38,630	$25,978
______________________
2.Non-GAAP Financial Measure. See explanation of use of non-GAAP financial measures included elsewhere in this release.

SEACOR HOLDINGS INC.
SEGMENT INFORMATION
(in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018
Ocean Transportation & Logistics Services
Operating Revenues	$109,681	$109,272	$97,366	$109,939	$105,155
Costs and Expenses:
Operating	71,230	69,932	64,234	64,683	75,044
Administrative and general	9,423	10,198	10,132	9,170	10,328
Depreciation and amortization	10,230	10,337	10,707	11,298	11,620
	90,883	90,467	85,073	85,151	96,992
Gains on Asset Dispositions	349	17	5,496	5,505	3
Operating Income	19,147	18,822	17,789	30,293	8,166
Other Income (Expense):
Foreign currency gains (losses), net	1	(47)	(17)	(24)	(76)
Other, net	28	(651)	(15)	(96)	398
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	700	111	(23)	2,073	1,267
Segment Profit(1)	$19,876	$18,235	$17,734	$32,246	$9,755

OIBDA(2)	$29,377	$29,159	$28,496	$41,591	$19,786
OIBDA(2) attributable to stockholders	$23,167	$20,051	$15,558	$27,558	$14,906
Dry-docking expenditures for U.S.-flag petroleum and chemical carriers, dry bulk carriers and PCTC’s (included in operating costs and expenses)	$1,925	$1,581	$6,430	$399	$5,291
Out-of-service days for dry-dockings of U.S.-flag petroleum and chemical carriers, dry bulk carriers and PCTC’s	30	15	147	—	47
Dry-docking expenditures for all other equipment	$1,447	$1,250	$269	$1,489	$2,139

Inland Transportation & Logistics Services
Operating Revenues	$61,455	$65,602	$77,513	$78,845	$73,409
Costs and Expenses:
Operating	54,486	54,245	60,801	65,667	62,361
Administrative and general	3,133	3,356	3,381	3,230	3,216
Depreciation and amortization	5,699	5,725	5,490	6,197	6,243
	63,318	63,326	69,672	75,094	71,820
Gains on Asset Dispositions	330	420	481	513	503
Operating Income (Loss)	(1,533)	2,696	8,322	4,264	2,092
Other Income (Expense):
Foreign currency gains (losses), net	(191)	459	(2,240)	(282)	(1,183)
Other, net	—	—	37	—	14
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(618)	(2,472)	(2,571)	(1,245)	584
Segment Profit (Loss)(1)	$(2,342)	$683	$3,548	$2,737	$1,507

OIBDA(2)	$4,166	$8,421	$13,812	$10,461	$8,335

SEACOR HOLDINGS INC.
SEGMENT INFORMATION (continued)
(in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018
Witt O’Brien’s
Operating Revenues	$23,753	$32,943	$37,702	$30,267	$37,308
Costs and Expenses:
Operating	15,691	21,772	24,258	16,240	24,399
Administrative and general	6,831	6,402	6,876	7,389	5,140
Depreciation and amortization	209	206	660	492	491
	22,731	28,380	31,794	24,121	30,030
Operating Income	1,022	4,563	5,908	6,146	7,278
Other Income (Expense):
Foreign currency losses, net	—	—	(1)	(12)	(17)
Other, net	(2)	(3)	—	—	—
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(128)	(67)	113	(13)	(32)
Segment Profit	$892	$4,493	$6,020	$6,121	$7,229

OIBDA(2)	$1,231	$4,769	$6,568	$6,638	$7,769

Other
Operating Revenues	$2,142	$1,805	$1,290	$1,214	$969
Costs and Expenses:
Operating	1,472	1,253	1,106	957	392
Administrative and general	837	839	551	606	498
Depreciation and amortization	493	489	237	202	62
	2,802	2,581	1,894	1,765	952
Gains (Losses) on Asset Dispositions	(2)	—	37	—	—
Operating Income (Loss)	(662)	(776)	(567)	(551)	17
Other Income (Expense):
Foreign currency gains (losses), net	—	—	(4)	—	1
Other, net	—	—	(105)	452	53,902
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(266)	(90)	494	6	112
Segment Profit (Loss)(1)	$(928)	$(866)	$(182)	$(93)	$54,032

Corporate and Eliminations
Operating Revenues	$(8)	$(98)	$(33)	$(8)	$(10)
Costs and Expenses:
Operating	(8)	(91)	(25)	(18)	(28)
Administrative and general	6,490	5,951	5,778	5,688	5,129
Depreciation and amortization	378	379	416	427	428
	6,860	6,239	6,169	6,097	5,529
Operating Loss	$(6,868)	$(6,337)	$(6,202)	$(6,105)	$(5,539)
Other Income (Expense):
Foreign currency losses, net	$(1)	$(7)	$(18)	$(10)	$(71)
Other, net	(1)	10	96	1	(3)
______________________
3.Includes amounts attributable to both SEACOR and noncontrolling interests.
4.Non-GAAP Financial Measure. See explanation of use of non-GAAP financial measures included elsewhere in this release.

SEACOR HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$138,757	$141,152	$144,221	$324,564	$317,389
Restricted cash and restricted cash equivalents	1,221	2,992	2,991	2,990	2,989
Marketable securities	39,368	33,384	30,316	41,445	39,745
Receivables:
Trade, net of allowance for doubtful accounts	164,964	174,278	171,828	151,217	142,474
Other	38,297	32,635	38,881	45,197	41,960
Inventories	5,293	4,914	4,530	5,139	4,690
Prepaid expenses and other	5,640	5,809	5,382	6,087	5,940
Total current assets	393,540	395,164	398,149	576,639	555,187
Property and Equipment:
Historical cost	1,416,084	1,413,488	1,407,329	1,403,886	1,393,514
Accumulated depreciation	(593,168)	(577,136)	(560,819)	(545,179)	(527,814)
Net property and equipment	822,916	836,352	846,510	858,707	865,700
Operating Lease Right-of-Use Assets	161,518	167,325	—	—	—
Investments, at Equity, and Advances to 50% or Less Owned Companies	155,645	155,290	156,886	149,184	150,158
Construction Reserve Funds	3,908	3,908	3,908	5,908	16,142
Goodwill	32,714	32,720	32,708	32,767	32,774
Intangible Assets, Net	22,773	23,662	24,551	25,724	26,898
Other Assets	10,376	7,385	8,312	8,938	9,065
	$1,603,390	$1,621,806	$1,471,024	$1,657,867	$1,655,924

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$78,301	$8,308	$8,497	$155,737	$8,925
Current portion of long-term operating lease liabilities	36,171	35,540	—	—	—
Accounts payable and accrued expenses	35,132	50,097	59,607	56,533	61,732
Other current liabilities	64,796	67,456	55,659	66,179	68,102
Total current liabilities	214,400	161,401	123,763	278,449	138,759
Long-Term Debt	234,445	315,303	346,128	372,657	530,909
Long-Term Operating Lease Liabilities	125,182	131,862	—	—	—
Deferred Income Taxes	99,938	97,758	94,420	99,565	97,767
Deferred Gains and Other Liabilities	20,768	20,688	52,871	60,502	70,653
Total liabilities	694,733	727,012	617,182	811,173	838,088
Equity:
SEACOR Holdings Inc. stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	392	392	390	389	389
Additional paid-in capital	1,600,838	1,598,804	1,596,642	1,593,430	1,592,375
Retained earnings	512,618	498,065	474,809	479,495	462,428
Shares held in treasury, at cost	(1,366,432)	(1,366,267)	(1,366,773)	(1,366,773)	(1,367,433)
Accumulated other comprehensive loss, net of tax	(995)	(903)	(914)	(444)	(385)
	746,421	730,091	704,154	706,097	687,374
Noncontrolling interests in subsidiaries	162,236	164,703	149,688	140,597	130,462
Total equity	908,657	894,794	853,842	846,694	817,836
	$1,603,390	$1,621,806	$1,471,024	$1,657,867	$1,655,924

Use of non-GAAP Financial Measures
The information furnished in this release includes non-GAAP financial measures that differ from measures calculated in accordance with U.S. GAAP, including OIBDA and Cash Earnings.
The Company defines OIBDA as operating income (loss) plus depreciation and amortization. The Company includes maintenance and repair costs, including major overhauls and regulatory dry-dockings, and gains or losses (or impairments) on asset dispositions in OIBDA. The Company defines Cash Earnings as OIBDA further adjusted to exclude the amortization of non-cash deferred gains and amounts attributable to its minority partner in SEA-Vista as well as the gain or loss associated with marking-to-market securities held for investment, accrued net cash expense associated with interest on debt obligations, and the Company’s estimate of cash taxes. Other companies may calculate OIBDA and Cash Earnings differently than the Company, which may limit their usefulness as comparative measures. In addition, each of these measures does not necessarily represent funds available for discretionary use and are not measures of the Company’s ability to fund its cash needs. OIBDA and Cash Earnings are each financial metrics used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a criteria for annual incentive bonuses paid to Company officers and other shore-based employees; and (iii) to compare to the OIBDA and Cash Earnings of other companies when evaluating potential acquisitions. In addition, the Company believes Cash Earnings is meaningful to investors because it assists in evaluating the Company’s results of operations and net cash generated by business activities across previous and subsequent accounting periods and to better understand the long-term performance of the Company. The Company views OIBDA and Cash Earnings as measures of operating performance not liquidity.
The presentation of these non-GAAP financial measures is not intended to be considered in isolation from or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP.
The following tables reconcile these non-GAAP measures to their most closely comparable U.S. GAAP measures (amounts in thousands, except per share data).

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
U.S. GAAP Measures
Net Income Attributable to Stockholders	$14,553	$45,126	$22,286	$45,767
Diluted Earnings Per Common Share(1)	$0.76	$2.14	$1.17	$2.32

Reconciliation of non-GAAP Financial Measures
Operating Income (U.S. GAAP)	$11,106	$12,014	$30,074	$26,702
(+) Depreciation and amortization	17,009	18,844	34,145	38,453
OIBDA(2)	28,115	30,858	64,219	65,155
(–) Amortization of deferred gains(3)	(330)	(4,663)	(661)	(7,738)
(–) OIBDA less amortization of deferred gains attributable to noncontrolling interests	(6,210)	(3,959)	(15,318)	(12,012)
(–) Cash interest expense, net(4)	(864)	(3,708)	(1,776)	(7,729)
(–) Income tax obligation	(1,112)	(16,965)	(3,192)	(17,795)
(+/–) Marketable security gains (losses), net	13,284	782	16,352	(3,016)
Cash Earnings	$32,883	$2,345	$59,624	$16,865
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1.Includes diluted earnings per common share of $0.53 and $0.03 for the quarter ended June 30, 2019 and 2018, respectively, related to marking-to-market the Company’s marketable security portfolio. Includes diluted earnings per common share of $0.66 and diluted loss per common share of $0.11 for the six months ended June 30, 2019 and 2018, respectively, related to marking-to-market the Company’s marketable security portfolio.
2.All references to OIBDA in this release are calculated in the same manner.
3.For the three and six months ended June 30, 2019, amortization of deferred gains is included in gains on asset dispositions. For the three and six months ended June 30, 2018, amortization of deferred gains may be included in operating expenses as a reduction to rental expense and/or included in gains on asset dispositions.
4.Amount is net of interest income, excludes capitalized interest, and is net of our partner’s portion of SEA-Vista interest expense of $0.5 million and $0.7 million for the three months ended June 30, 2019 and 2018, respectively, and $1.1 million and $1.4 million for the six months ended June 30, 2019 and 2018, respectively.

SEACOR HOLDINGS INC.
FLEET COUNTS
(unaudited)

	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018
Ocean Transportation & Logistics Services
Bulk Transportation Services:
Petroleum and chemical carriers - U.S.-flag	9	9	10	10	10
Bulk carriers - U.S.-flag	2	2	2	2	2
Port & Infrastructure Services:
Harbor tugs - U.S.-flag	24	24	24	24	24
Harbor tugs - Foreign-flag	8	8	8	8	8
Offshore tug - U.S.-flag	1	1	1	1	1
Ocean liquid tank barges - U.S.-flag	5	5	5	5	5
Ocean liquid tank barges - Foreign-flag	1	1	1	1	1
Specialty vessel - Foreign-flag(1)	2	1	—	—	—
Logistics Services:
PCTC(2) - U.S.-flag	4	4	4	4	4
Short-sea container/RORO(3) vessels - Foreign-flag	9	9	9	9	9
RORO(3) & deck barges - U.S.-flag	7	7	7	7	7
Rail ferries - Foreign-flag	2	2	2	2	2
	74	73	73	73	73

Inland Transportation & Logistics Services
Bulk Transportation Services:
Dry-cargo barges	1,374	1,374	1,372	1,372	1,378
Liquid tank barges	20	20	20	20	20
Specialty barges(4)	5	5	5	5	5
Towboats:
4,000 hp - 6,600 hp	18	18	18	18	18
3,300 hp - 3,900 hp	3	3	3	3	3
Less than 3,200 hp	2	2	2	2	2
Port & Infrastructure Services:
Harbor boats:
1,100 hp - 2,000 hp	18	18	18	18	18
Less than 1,100 hp	6	6	6	6	6
Logistics Services:
Dry-cargo barges	33	33	35	35	30
	1,479	1,479	1,479	1,479	1,480
______________________
5.Line handling vessel.
6.Pure Car/Truck Carrier.
7.Roll On/Roll Off.
8.Includes non-certificated 10,000 and 30,000 barrel inland river liquid tank barges.